Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
April 4, 2005	Peter Thonis
212-395-0500
peter.thonis@verizon.com

Verizon Issues Letter to MCI

NEW YORK — The following letter from Verizon (NYSE:VZ) to MCI, Inc. (NASDAQ:MCIP) describes some of the issues that Verizon believes the MCI Board of Directors might appropriately consider as it assesses Qwest’s offer in light of the signed agreement with Verizon. Verizon believes that the decision facing MCI is not about the math of a particular moment in time; it is about good business judgment, the best interests of shareowners and the long-term viability of the new company.

Based on these criteria, Qwest has submitted what we believe to be an inferior offer. If the MCI Board, capitulating to Qwest’s artificial deadline, declares this bid to be “superior,” it would seem to us that the decision-making process is being driven by the interests of short-term investors rather than the company’s long-term strength and viability. Should this occur, we would no longer be interested in participating in such a process.

Ivan Seidenberg	1095 Avenue of the Americas
Chairman & Chief Executive Officer	New York, NY 10036

April 4, 2005

Mr. Nicholas deB. Katzenbach

Chairman of the Board

Mr. Michael D. Capellas

President and Chief Executive Officer

MCI, Inc.

22001 Loudoun County Parkway

Ashburn, VA 20147

Gentlemen:

On April 1, 2005, Qwest accused your Board of Directors of demonstrating “favoritism” and of “tilt[ing] the regulatory playing field…in a dubious example of corporate governance.” Although we believe the true facts will be revealed in due course, we nevertheless feel compelled to write to set the record straight.

We observe that MCI’s Board appears to have devoted an extraordinary amount of time and energy to both understanding the industrial dynamics confronting MCI and evaluating alternatives available to it. We believe the decision to join with Verizon represents the most sensible course for MCI and its stakeholders. Moreover, we believe this decision is supported by a realistic and dispassionate assessment of the challenging industry environment we see confronting the company and the industry including:

•	continuing overcapacity, particularly in MCI’s core long-distance segment;

•	declining unit prices for all communications services accompanied by soaring demand for broadband and wireless capacity and applications;

•	ongoing technological displacement as IP-based broadband and wireless products and services continue to undermine the industry’s traditional wireline business model;

•	shift to a business model built upon the mass customization of bundles of services configured to suit each customer’s needs in which voice is just one among many applications delivered by the vendor;

Messrs. Katzenbach and Capellas

MCI, Inc.

April 4, 2005

•	greater competitive pressure as AT&T completes the merger with SBC;

•	inter-modal competition most directly from cable and wireless services providers but also, in the near future, from potent new entrants such as power companies; and

•	growing skepticism in the capital markets as the demand for returns and rising interest rates intersect with the inherent realities of network economics’ scope and scale.

We believe MCI’s Board has correctly recognized that the company’s stakeholders—particularly its shareholders—will be subjected to these market forces whether the company remains independent or completes a transaction with either Verizon or Qwest. Moreover, we believe this Board—perhaps better than most—should recognize that a company that fails to adequately address the forces at work in the telecom services marketplace is destined to repeat past calamities and suffer grief such as befell both WorldCom and Qwest.

Verizon has carefully built its business to be able to deliver a broad range of communications products and services while prudently managing its operations and finances. Verizon is well positioned to achieve growth while withstanding the financial and operational risks of the current environment. We believe a stakeholder—and particularly a shareholder—of Verizon/MCI would not need to be concerned about the financial viability of the company (as we believe would be the case if MCI combines with Qwest). In fact, shareholders of Verizon receive substantial dividends every quarter demonstrating the benefits of our balanced business model.

Not only would Verizon’s financial position protect the new company from the inevitable operational and financial challenges as new business models emerge, but it would also allow Verizon/MCI to invest the substantial sums required to pursue exciting new opportunities in IP and wireless products and services.

•	First and foremost, we think it is clear that MCI’s core IT and network infrastructure requires immediate investment, a need that Qwest has not acknowledged and apparently has no plans to address.

•	Second, Verizon’s extensive local presence and national wireless platform, coupled with MCI’s global backbone, both produce immediate economic benefits and underpin the development of a range of possible integrated product offerings in the future.

•	Third, this end-to-end wired and wireless network capability—combined with Verizon’s operational and financial strength—will provide MCI’s core large corporate and governmental customers with the level of confidence required to continue and expand upon existing relationships with MCI, particularly in the face of an expected competitive push by a combined SBC/AT&T.

Messrs. Katzenbach and Capellas

MCI, Inc.

April 4, 2005

•	Fourth, Verizon intends to bundle and cross-sell MCI’s full range of services across a large region with dense pockets of consumer and business customers.

•	Fifth, Verizon intends to pursue the full range of next generation managed IP services products, including hosting, security applications, and mobile enterprise services.

•	Sixth, Verizon will invest to continue to expand MCI’s global reach and capabilities.

Together, Verizon and MCI would form a leading global competitor with financial strength, an extensive U.S. and European presence, and industry leading capabilities in IP-based and wireless products and services. We believe a combined Verizon/MCI would be far better equipped to compete in the challenging industrial environment than a combined Qwest/MCI. Indeed, as we have written to you previously, we believe that instead of being an industry leader, a combined Qwest/MCI may not even form a viable competitor.

•	Verizon’s plan for MCI does not rely upon stripping needed cash from the combined company to pay short term holders.

•	Verizon’s plan for MCI does not depend upon drastic cost cutting to produce the financial capacity to support the combined company’s capital structure.

•	Verizon’s plan for MCI does not depend upon successful execution of future capital markets transactions to supply needed liquidity, with the attendant risk of capital being unavailable when required or that the cost of the capital will be so great that it depresses shareholders returns (and then potentially being denied a substantial portion of the upside potential if money is raised).

•	Verizon’s plan for MCI does not require federal and state regulators to confront the challenge of approving what we believe amounts to a highly leveraged buy-out of one the nation’s two leading providers of mission critical services to major corporate and governmental customers (including homeland and national security agencies).

•	Verizon’s plan for MCI does not require investors to bet on whether MCI’s major corporate and governmental customers will continue their relationship with it in the face of what we believe is an overwhelming number of its customers seeing substantial risks that a combined Qwest/MCI will be unable to invest in needed modernization of MCI’s network and future technologies.

Verizon’s plan for MCI is clear and straight forward—Verizon intends to invest in MCI now and in the future so that MCI not only survives but prospers to become an even more formidable competitor. Verizon intends to use its local presence and industry leading national wireless capabilities to deliver world class products and services to MCI’s customers. Verizon intends to provide MCI’s suppliers and employees the comfort that MCI is financially secure and positioned for growth. Put simply, Verizon is seeking to acquire MCI to bolster its competitive position—not to raid its balance sheet and use it as a financial life boat as we believe is the case with Qwest.

Messrs. Katzenbach and Capellas

MCI, Inc.

April 4, 2005

We believe the headline numbers in the Qwest proposal mask a myriad of financial and operational risks. We also believe MCI’s Board understands that a proper comparative analysis is less about succumbing to the math of the moment and more about common sense and good business judgment. We observe that Qwest’s artificial deadlines and attacks on your integrity, process and judgment may appeal to a vocal minority of MCI’s shareholders; however, we believe they should not be permitted to stampede the Board into a rushed decision that has no meaning in the context of the thorough and disciplined process it has pursued.

The transaction to which Verizon and MCI have agreed provides:

•	MCI’s shareholders with a very substantial premium to the free-standing value of the company as evidenced by the market price of MCI’s shares as recently as January of 2005.

•	Certainty as to completion with no de facto financing conditions.

•	100% down-side protection as to the value to be delivered at closing.

•	The opportunity for MCI’s shareholders to participate fully in the upside of both the synergies to be created in the combination and the growth potential of Verizon’s broad portfolio of wired and wireless products and services.

We look forward to the opportunity to discuss our views more directly with your shareholders in the near future once you have completed the filing of required proxy materials.

Sincerely,

Verizon Communications Inc. (Verizon) intends to file a registration statement, including a proxy statement of MCI, Inc. (MCI), and other materials with the Securities and Exchange Commission (SEC) in connection with the proposed transaction. We urge investors to read these documents when they become available because they will contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, as well as other filed documents containing information about Verizon and MCI, at www.sec.gov, the SEC’s website. Investors may also obtain free copies of these documents at www.verizon.com/investor, or by request to Verizon Communications Inc., Investor Relations, 1095 Avenue of the Americas, 36th Floor, New York, NY 10036. Free copies of MCI’s filings are available at www.mci.com/about/investor_relations, or by request to MCI, Inc., Investor Relations, 22001 Loudoun County Parkway, Ashburn, VA 20147.

Verizon, MCI, and their respective directors, executive officers, and other employees may be deemed to be participants in the solicitation of proxies from MCI shareholders with respect to the proposed transaction. Information about Verizon’s directors and executive officers is available in Verizon’s proxy statement for its 2005 annual meeting of shareholders, dated March 21, 2005. Information about MCI’s directors and executive officers is available in MCI’s annual report on Form 10-K for the year ended December 31, 2003. Additional information about the interests of potential participants will be included in the registration statement and proxy statement and other materials filed with the SEC.

NOTE: This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: a significant change in the timing of, or the imposition of any government conditions to, the closing of the transaction; actual and contingent liabilities; and the extent and timing of our ability to obtain revenue enhancements and cost savings following the transaction. Additional factors that may affect the future results of Verizon and MCI are set forth in their respective filings with the Securities and Exchange Commission, which are available at www.verizon.com/investor and www.mci.com/about/investor_relations/sec/.